Exhibit 99.3

Consent of SCIMA LLC

We hereby consent to the use of our name, SCIMA LLC, and our industry data and report titled Economic Opportunity: Estimating the Economic Benefits of Hosting with Turo (February 2022) in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Turo Inc. a Delaware corporation, and in the prospectus contained therein

Dated: March 15, 2023

SCIMA LLC

By:	/s/ Justin Hong
Name:	Justin Hong
Title:	Principal/Owner